Exhibit 8.1

PRINCIPAL SUBSIDIARIES OF NEBIUS GROUP N.V.

Name of Subsidiary(1)	Jurisdiction of Organization
NEBIUS B.V.	Netherlands
NEBIUS INC.	U.S.
EDTECH PLUS B.V.	Netherlands

(1) Directly or indirectly held